UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2001

AMERICAN CHAMPION ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)

333-18967	94-3261987
(Commission File Number)	(IRS Employer Identification Number)

22320 Foothill Boulevard, Suite 260
Hayward, California    94541
(Address of Principal Executive Offices including zip code)

(510)-728-0200
(Registrant's telephone number, including area code)

1694 The Alameda, Suite 100, San Jose, California    95126
(Former name or former address, if changed since last report)

ITEM 1. Changes in Control of Registrant.

In April and September, 2000, American Champion Entertainment, Inc. ("ACEI" or the "Company") sold an aggregate of $2,000,000 of 8% debentures, which were convertible into common stock at a price of $1.75 per share, subject to adjustment. The debentures were sold to:

Name of investor:	Amount of debentures:
AMRO International, S.A.	$666,668.00
The Endeavour Capital Investment Fund	$666,666.00
Celest Trust Reg.	$333,334.00
Balmore S.A.	$333,332.00

On December 27, 2000, ACEI entered into an agreement with the existing debenture holders and Holley Holding (U.S.A) Ltd., for Holley Holding (U.S.A.) Ltd. to purchase all of such outstanding debentures for an aggregate of $1,900,000. Such funds were part of Holley Holding's working capital. Concurrently with the closing of the purchase on January 3, 2001, the debentures were converted in their entirety into 12,610,837 shares of ACEI common stock. In addition, Holley Holding (U.S.A.) Ltd. also signed an agreement with ACEI on December 27, 2000, to purchase $1 million of common stock priced $.16 per share, or 6,250,000 shares of common stock. This transaction will become effective upon receiving approval from the shareholders of ACEI. As part of such transaction, Holley Holding (U.S.A.) Ltd. is entitled to appoint up to three members to the Board of Directors of ACEI.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned, thereunto duly authorized.

  AMERICAN CHAMPION ENTERTAINMENT, INC.   (Registrant) Date: January 18, 2001

  By:  /s/ Anthony K. Chan

  Anthony K. Chan   President and Chief Executive Officer

Item 7. Material to be Filed as Exhibits.

1. Agreement between American Champion Entertainment, Inc., Holley Holding (U.S.A.) Ltd., and certain holders of Convertible Debentures, dated as of December 27, 2000.

2. Agreement between American Champion Entertainment, Inc. and Holley Holding (U.S.A.) Ltd., dated as of December 27, 2000.